EXHIBIT 10.10

AMENDMENT NO. 1
TO
SECURITY AGREEMENT

This Amendment No. 1 to Security Agreement (this "Amendment"), dated as of October 21, 2024, is entered into between **THE DINK HOLDING CO. LLC,** an Arizona limited liability company, ("Borrower") and **GENIUS EQUITY, LLC**, an Arizona limited liability company ("Secured Party").

RECITALS

This Amendment is being entered into in reference to the following facts:

A. Borrower and Secured Party entered into a Security Agreement, dated as of October 10, 2024 (as amended, supplemented or otherwise modified to the date hereof, the "Security Agreement") in connection with Secured Party's production loan for a motion picture project currently entitled "The Dink" (by whatever title such motion picture is now or may hereafter become known, the "Picture"). Initially capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Security Agreement.

B. The parties hereto desire to amend the Security Agreement consistent with the terms set forth in this Amendment and agree to such amendments subject to the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows.

ARTICLE 1 – AMENDMENT

1.1 Obligations Secured. Paragraph 2 of the Security Agreement is hereby amended and restated in its entirety to read as follows.

"2. Obligations Secured. This Agreement secures the full payment and performance of all obligations of Borrower under that certain First Amended and Restated Secured Promissory Note executed and delivered by Borrower in favor of Secured Party, dated October 21, 2024 (the "Promissory Note"), in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), plus all interest and other payments payable to Secured Party thereunder, all costs, expenses and outside attorneys' fees of Secured Party in negotiating and closing such financing

and all outside attorneys' fees and costs incurred by Secured Party relating to enforcement of any of its rights hereunder or thereunder (collectively, the "Obligations")."

ARTICLE 2 – REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties. Each party for itself represents and warrants that it has the power and authority and has taken all action necessary to execute, deliver and perform this Amendment and all other agreements and instruments executed or delivered to be executed or delivered in connection herewith and therewith and this Amendment and such other agreements and instruments constitute its valid, binding and enforceable obligations.

ARTICLE 3 – GENERAL PROVISIONS

3.1 Full Force and Effect. Except as expressly amended hereby, the Security Agreement, including any and all amendments and supplements thereto, shall remain unmodified and in full force and effect.

3.2 Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and that all of which taken together shall constitute one and the same instrument, respectively. Delivery of any executed counterpart of this Amendment by electronic transmission in Portable Document Format ("PDF") or other electronic format sent shall be equally effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart by PDF or other electronic format shall also deliver a manually executed counterpart of this Amendment, but failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

3.3 Final Agreement. This Amendment is intended by the parties hereto to be the final, complete and exclusive expression of the agreement between them with respect to the subject matter hereof. This Amendment supersedes any and all prior oral or written agreements relating to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

"BORROWER
The Dink Holding Co. LLC

By: /S/ Mike Witherill
Mike Witherill,
Authorized Signatory

"SECURED PARTY"
/s/Rick SteeleGenius Equity, LLC

By: /s/Rick Steele
Rick Steele,
Authorized Signatory

THIS FIRST AMENDED AND RESTATED SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO- ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

FIRST AMENDED AND RESTATED SECURED PROMISSORY NOTE

$ 2,500,000.00 October 21 , 2024

Scottsdale, AZ

For value received **THE DINK HOLDING CO. LLC,** an Arizona limited liability company, ("Payor"), hereby promises to pay to **GENIUS EQUITY, LLC**, an Arizona limited liability company ("Holder"), at 2319 E. Escondido Pl., Gilbert, AZ 85234, or at such other address as Holder may designate, the principal sum of two million five hundred thousand Dollars ($2,500,000.00), together with interest at the rate of twenty percent (20%) per annum as described below. This First Amended and Restated Secured Promissory Note (this "Note") is referred to and is executed and delivered pursuant to and is subject to the Security Agreement, dated October 10, 2024, as amended by Amendment No. 1 to Security Agreement, dated concurrently herewith ("Amendment No. 1") (as such agreement may be further amended, restated, supplemented or otherwise modified from time to time, collectively, the "Security Agreement"), between Payor and Holder. Capitalized terms not otherwise defined herein, shall have the meanings ascribed thereto in the Security Agreement.

1. Maturity Date. The principal and all accrued and unpaid interest sums due hereunder shall be fully satisfied by indefeasible payment in full to Holder on or before the earlier of (a) forty-five (45) calendar days from the date hereof or (b) the Permanent Financing Closing (as defined in the Security Agreement).

2. Payments. All payments of interest and principal shall be in lawful money of the United States of America.

3. Use of Funds. Payor represents, warrants and covenants that the monetary funds advanced by Holder shall be used exclusively for the budgeted production costs for a motion picture project currently entitled "The Dink."

4. Interest, Fees, Principal Payments and Contingent Payments.

4.1 Interest shall accrue on the full principal amount at a fixedrate of twenty percent (20%) per annum.

4.2 All accrued interest shall be due upon the Maturity Date.

4.3 All principal shall be due and payable upon the Maturity Date.

4.4 No provision of this Note shall be deemed or establish or require the payment of interest of a rate in excess of the maximum rate permitted by applicable law. If the provisions of this Note would at any time require Payor to pay Holder interest in excess of the maximum amount then permitted by applicable law, then the interest payments to Holder shall be reduced to the extent necessary so that Holder shall not receive interest in excess of such maximum amount.

4.5 Payor shall pay or ensure that Holder receives ten percent (10%) of the Picture's "Net Profits" (or similar term) ("Contingent Payments"). The term "Net Profit" used to calculate the Contingent Payments payable to Holder shall be defined, computed and accounted for no less favorably than the profit definition for this Picture accorded to, received by or credited to any other person, including, without limitation, the Payor, other financiers, producers and above-the-line personnel, including each of the foregoing's respective subsidiaries, affiliates, successors, assignees, designees, employees, officers and the like.

5. **Default**. In the Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder of this Note and upon five (5) days written notice to Payor (which election and notice shall not be required in the case of an Event of Default under Section 5.2 or 5.3 below), this Note shall accelerate, and all principal and unpaid accrued interest shall become immediately due, payable and collectible. Default interest shall accrue on the unpaid principal amount outstanding as of the Event of Default at the rate equal to twenty-five percent (25%) until paid in full. The occurrence of any one or more of the following shall constitute an "Event of Default" hereunder:

5.1 Payor fails to pay timely any sum when due under this Note on the date the same becomes due and payable;

5.2 Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

5.3 An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor; or

5.4 The violation or act of default under the terms and conditions of the Security Agreements.

6. **Security Interest.** This Note shall be secured by a first priority security interest in and to all of Payor's right, title and interest in and to a motion picture entitled "The Dink," pursuant to the Security Agreement from Payor. This Note shall be further secured by the Corporate Guarantee of Rivulet Entertainment, Inc., a Nevada corporation and, if requested by Holder (at Holder's sole discretion), a personal guarantee of Michael Witherill, in form and substance acceptable to Holder.

7. **Negotiable**. This Note is fully negotiable, in whole or in part, without the prior written consent of Payor.

8. **Attorneys' Fees**. In any litigation or other proceeding in connection with the interpretation of this Note, or the exercise or enforcement of any right under this Note, the non-prevailing party shall pay or reimburse the prevailing party for all expenses, including court costs and attorneys' fees, incurred by the prevailing party in connection with such litigation or proceeding (whether incurred at the trial, appellate, or administrative levels, and in anybankruptcy case, arbitration or other proceeding), all of which may be incorporated into and be a part of any judgment or decision rendered in such proceeding.

9. **Waiver of Notice**. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

10. **Governing Law**. This Note shall be governed by construed under the laws of the State of Arizona, without giving effect to conflicts of laws principles.

11. Amendment; Waiver.

11.1 Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Payor and Holder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Payor and Holder.

11.2 This Note amends, restates, replaces and supersedes in its entirety the Secured Promissory Note previously executed by Payor in favor of Holder in the original principal sum of $500,000 (the "Original Note"). All references to the Note in the Security Agreement and any other documents entered into in connection with this Note shall be deemed to mean this Note. The Original Note shall hereafter have no further force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Payor has executed and delivered this Note by and through its duly Authorized Signer as of the date and year first-above written.

PAYOR:	**HOLDER:**
THE DINK HOLDING CO. LLC, an Arizona limited liability company	**GENIUS EQUITY, LLC,** an Arizona limited liability company

By: /s/ Mike Witherill
Mike Witherill,
Authorized signatory

By: /s/Rick Steele
Rick Steele,
Authorized signatory